Exhibit 99.2

                        UNITED STATES CELLULAR CORPORATION
                         PRO FORMA FINANCIAL INFORMATION


                  United  States Cellular Corporation  (AMEX symbol  "USM") is
    referred to in this  exhibit as the "Company."   The Company is an  81.4%-
    owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

                  From January 1 through June 30, 1994, the Company acquired controlling interests in eight cellular markets and several additional minority cellular interests representing a total of approximately 1.1 million population equivalents. The total consideration paid for these acquisitions was approximately $123.4 million, consisting of 3.8 million Common Shares, an increase in the Company's revolving credit agreement with TDS (the "Revolving Credit Agreement") of $309,000, the cancellation of a $1.4 million note receivable and $4.7 million in cash paid by the Company. Of this consideration, the debt under the Revolving Credit Agreement and the Common Shares were issued to TDS to reimburse TDS for TDS Common Shares issued and issuable and cash paid to third parties.

                  As of June 30, 1994, the Company had pending agreements to acquire controlling interests in four cellular markets and one minority interest representing a total of approximately 919,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $53.3 million. If these acquisitions are completed as planned, the Company will issue approximately 1.8 million Common Shares and TDS will pay $700,000 in cash (to be treated as an equity contribution to the Company).

                  Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:

    United States Cellular Corporation Unaudited Condensed Pro Forma
                    Consolidated Financial Statements

                  Unaudited Condensed Pro Forma Consolidated Balance Sheet
                    as of June 30, 1994

                  Unaudited Condensed Pro Forma Consolidated Statement of
                    Operations for the Six Months Ended June 30, 1994

                  Unaudited Condensed Pro Forma Consolidated Statement of
                    Operations for the Year Ended December 31, 1993

                  Notes to Unaudited Condensed Pro Forma Consolidated
                    Financial Statements

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                            Condensed Pro Forma Consolidated Balance Sheet
                                             June 30, 1994
                                               Unaudited
                                               ---------
                                            (In Thousands)

                                                ASSETS



                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (a) Acquisitions    (Decrease)    Consolidated
                                     ---------------- -------------   -----------   -------------

    CURRENT ASSETS                      $   61,066     $  1,502       $     (9)(1)   $    62,559
                                        ----------      -------        -------        ----------

    PROPERTY, PLANT AND EQUIPMENT
        In service                         370,261        9,882            ---           380,143
        Less accumulated depreciation       77,958        2,423            ---            80,381
                                        ----------      -------        -------        ----------
                                           292,303        7,459            ---           299,762
                                        ----------      -------        -------        ----------

    INVESTMENTS
        Cellular partnerships               95,547          ---         (2,208)(1)        93,339
        Licenses, net of amortization      935,012        1,767         56,751 (1)       993,530
        Marketable equity securities        17,669          ---            ---            17,669
        Other                               11,324          ---            ---            11,324
                                        ----------      -------        -------        ----------
                                         1,059,552        1,767         54,543         1,115,862
                                        ----------      -------        -------        ----------

    OTHER ASSETS AND DEFERRED CHARGES       17,368          867            ---            18,235
                                        ----------      -------        -------        ----------
                                        $1,430,289     $ 11,595       $ 54,534       $ 1,496,418
                                        ==========      =======        =======        ==========

           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                            Condensed Pro Forma Consolidated Balance Sheet
                                             June 30, 1994
                                               Unaudited
                                               ---------
                                            (In Thousands)

                                 LIABILITIES AND STOCKHOLDERS' EQUITY



                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (a) Acquisitions    (Decrease)    Consolidated
                                     ---------------- ------------    -----------   -------------

    CURRENT LIABILITIES                 $   86,552      $  4,255       $ (2,330)(1)  $   88,477
                                         ---------       -------        -------       ---------

    NOTES PAYABLE                              ---           326            ---             326
                                         ---------       -------        -------       ---------

    REVOLVING CREDIT AGREEMENT-TDS         205,470           ---            ---         205,470
                                         ---------       -------        -------       ---------

    LONG-TERM DEBT, excluding
     current portion                        45,078        10,537            ---          55,615
                                         ---------       -------        -------       ---------

    DEFERRED LIABILITIES AND CREDITS         3,676           ---            ---           3,676
                                         ---------       -------        -------       ---------

    REDEEMABLE PREFERRED STOCK,
     excluding current portion               9,597           ---            ---           9,597
                                         ---------       -------        -------       ---------

    MINORITY INTEREST                       15,347           ---              2 (1)      15,349
                                         ---------       -------        -------       ---------

    COMMON STOCKHOLDERS' EQUITY
     Common Shares, par value
        $1 per share                        44,804           ---          1,845 (1)      46,649
     Series A Common Shares,
        par value $1 per share              33,006           ---            ---          33,006
     Additional paid in capital          1,063,715             5         51,489 (1)   1,115,209
     Common Shares issuable,
        1,038,552 shares                    19,739           ---            ---          19,739
     Retained (deficit)                    (96,695)       (3,528)         3,528 (1)     (96,695)
                                         ---------       -------        -------       ---------
        Total common stockholders'
           equity                        1,064,569        (3,523)        56,862       1,117,908
                                         ---------       -------        -------       ---------
                                        $1,430,289      $ 11,595       $ 54,534      $1,496,418
                                         =========       =======        =======       =========

           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                       Condensed Pro Forma Consolidated Statement of Operations
                                For the Six Months Ended June 30, 1994
                                               Unaudited
                                               ---------
                               (In Thousands, except per share amounts)


                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                       Consolidated  Acquisitions(b)  (Decrease)    Consolidated
                                     ---------------- ------------    -----------   -------------
    OPERATING REVENUES
        Service                          $140,426       $  2,973       $    ---       $143,399
        Equipment sales                     6,464            220            ---          6,684
                                        ---------        -------        -------      ---------
           Total Operating Revenues       146,890          3,193            ---        150,083
                                        ---------        -------        -------      ---------
    OPERATING EXPENSES
        System operations                  21,804          1,052            ---         22,856
        Marketing and selling              30,031            583            ---         30,614
        Cost of equipment sold             17,021            504            ---         17,525
        General and administrative         43,206          1,232            ---         44,438
        Depreciation and amortization      30,309            971            995(3)      32,275
                                        ---------        -------        -------      ---------
           Total Operating Expenses       142,371          4,342            995        147,708
                                        ---------        -------        -------      ---------

    OPERATING INCOME (LOSS) BEFORE
      MINORITY SHARE                        4,519         (1,149)          (995)         2,375
                                        ---------        -------        -------      ---------
        Minority share of
           operating (income) loss         (2,314)           ---             70 (2)     (2,244)
                                        ---------        -------        -------      ---------

    OPERATING INCOME (LOSS)                 2,205         (1,149)          (925)           131
                                        ---------        -------        -------      ---------

    INVESTMENT AND OTHER INCOME
        Investment income                  12,329            ---             39 (4)     12,368
        Amortization of license and
           deferred costs related to
           investments                       (487)           ---            ---           (487)
        Interest income                     1,306              3           (103)(5)      1,206
        Other (expense), net                 (800)           ---            ---           (800)
                                        ---------        -------        -------      ---------
           Total Investment and
              Other Income                 12,348              3            (64)        12,287
                                        ---------        -------        -------      ---------

    INCOME (LOSS) BEFORE INTEREST AND
      INCOME TAXES                         14,553         (1,146)          (989)        12,418
        Interest expense                    8,907            555           (103)(5)      9,431
                                                                             72 (6)
                                        ---------        -------        -------      ---------

    INCOME (LOSS) BEFORE INCOME TAXES       5,646         (1,701)          (958)         2,987
        Income tax expense                  1,291            ---            --- (7)      1,291
                                        ---------        -------        -------      ---------

    NET INCOME (LOSS)                    $  4,355       $ (1,701)      $   (958)      $  1,696
                                        =========        =======        =======      =========

    WEIGHTED AVERAGE COMMON AND
        SERIES A COMMON SHARES             79,092                         2,739         81,831
                                        =========                      =======       =========


    INCOME PER COMMON AND SERIES A
        COMMON SHARE                     $    .06                                     $    .02
                                        =========                                    =========
           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                          UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                       Condensed Pro Forma Consolidated Statement of Operations
                                 For the Year Ended December 31, 1993
                                               Unaudited
                                              -----------
                               (In Thousands, except per share amounts)


                                                        Combined       Pro Forma
                                                        Completed     Adjustments     Pro Forma
                                            USM        and Pending     Increase          USM
                                     Consolidated (c) Acquisitions    (Decrease)    Consolidated
                                     ---------------- ------------    -----------   -------------

    OPERATING REVENUES
        Service                          $  203,800     $ 11,848       $    ---       $215,648
        Equipment sales                      10,510          300            ---         10,810
                                          ---------      -------        -------      ---------
           Total Operating Revenues         214,310       12,148            ---        226,458
                                          ---------      -------        -------      ---------

    OPERATING EXPENSES
        System operations                    34,301        5,211            ---         39,512
        Marketing and selling                43,478        1,572            ---         45,050
        Cost of equipment sold               25,688        1,144            ---         26,832
        General and administrative           74,472        4,602            ---         79,074
        Depreciation and amortization        45,027        2,407          2,673 (3)     50,107
                                          ---------      -------        -------      ---------
           Total Operating Expenses         222,966       14,936          2,673        240,575
                                          ---------      -------        -------      ---------

    OPERATING (LOSS) BEFORE
      MINORITY SHARE                         (8,656)      (2,788)        (2,673)       (14,117)
        Minority share of operating
           (income) loss                     (3,496)         ---             45 (2)     (3,451)
                                          ---------      -------        -------      ---------

    OPERATING (LOSS)                        (12,152)      (2,788)        (2,628)       (17,568)
                                          ---------      -------        -------      ---------

    INVESTMENT AND OTHER INCOME
        Investment income                    16,922          ---            (68)(4)     16,854
        Amortization of license and
           deferred costs related to
           investments                         (917)         ---            ---           (917)
        Interest income                       2,652          229           (188)(5)      2,693
        Other (expense), net                   (915)          (8)           ---           (923)
        Gain on sale of cellular
           interests                          4,851          ---            ---          4,851
                                          ---------      -------        -------      ---------
           Total Investment and
              Other Income                   22,593          221           (256)        22,558
                                          ---------      -------        -------      ---------
    INCOME (LOSS) BEFORE INTEREST AND
     INCOME TAXES                            10,441       (2,567)        (2,884)         4,990
        Interest expense                     33,190        1,602           (188)(5)     34,977
                                                                            373 (6)
                                          ---------      -------        -------      ---------
    (LOSS) BEFORE INCOME TAXES              (22,749)      (4,169)        (3,069)       (29,987)
        Income tax expense                    2,692          ---            --- (7)      2,692
                                          ---------      -------        -------      ---------

    NET (LOSS)                           $  (25,441)    $ (4,169)      $ (3,069)      $(32,679)
                                          =========      =======        =======      =========
    WEIGHTED AVERAGE COMMON AND
        SERIES A COMMON SHARES               57,152                       5,633         62,785
                                          =========                     =======      =========

    (LOSS) PER COMMON AND SERIES A
        COMMON SHARE                     $     (.45)                                  $   (.52)
                                          =========                                  =========
           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                        UNITED STATES CELLULAR CORPORATION
          NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


          (a) Includes the balance sheets of the entities discussed in the second paragraph of this exhibit.

          (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

          (c) Service revenues and system operations expenses for 1993 have been reclassified to conform to 1994 presentation.

          (d) The pro forma adjustments are described in the following paragraphs:

          (1) Reflects the Company's acquisition of the cellular interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price to cellular license acquisition costs (in thousands).

          Purchase price (aggregate)                              $     53,339

          Plus:  acquired companies' negative equity at
             June 30, 1994                                               3,412
                                                                   -----------
          Purchase price to be allocated                          $     56,751
                                                                   ===========

          Purchase price in excess of book value--

                Cellular operations--consolidated                 $     56,751
                Cellular operations--equity method                         ---
                                                                   -----------
                                                                  $     56,751
                                                                   ===========

          The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

          (2) Reflects the minority shareholders' portion of acquired companies' net income and the elimination of the minority shareholders' portion of net income of companies in which the Company acquired additional minority interests.

          (3) Reflects the amortization of assumed costs in excess of book value. All excess cost amounts are assumed to be amortized over 40 years.
          (4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma Consolidated Statements of Operations.

          (5) Reflects the elimination of intercompany interest income and interest expense between the Company and several acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see Note 4).

          (6) Reflects the estimated interest expense incurred as a result of increases in the Revolving Credit Agreement in connection with the acquisitions included in the Condensed Pro Forma Consolidated Statements of Operations.

          (7)   The Company is included  in a consolidated federal income  tax
    return with  other members  of the  TDS consolidated  group.   TDS and the
    Company entered into a Tax Allocation

                        UNITED STATES CELLULAR CORPORATION
          NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



    Agreement (the "Agreement") effective July 1, 1987. The Agreement provides, among other things, that the Company and its subsidiaries be included in a consolidated federal income tax return with the TDS affiliated group unless TDS requests otherwise. The Company and its subsidiaries calculate their losses and credits as if they comprised a separate affiliated group. Under the Agreement, the Company is able to carry forward its losses and credits and use them to offset any future income tax liabilities to TDS. Accordingly, no pro forma income tax benefits arising from the pro forma effects of acquisitions have been recorded in the Condensed Pro Forma Consolidated Statements of Operations.